OMB Number 3235-0287
                           Expires: September 30, 1998


                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                    FORM 4

                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

/   /       Check this box if no longer subject to Section 16.
            Form 4 or Form 5 obligations may continue.  See
            Instruction 1(b).

      Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of
         1935 or Section 30(f) of the Investment Company Act of 1940


1. Name and Address of Reporting Person (If the form is filed by more than one reporting person, see Instruction 4(b)(v).)

      Talcott                  Joel                     D.
      (Last)                  (First)                (Middle)

                           500 Broadway
                             (Street)
      Redwood City              CA                     94063
      (City)                  (State)                  (Zip)



2.    Issuer Name and Ticker or Trading Symbol
      Ampex Corporation (AXC)



3.    IRS or Social Security Number of Reporting Person
      (Voluntary)



4.    Statement for
      (Month/Year)
      8/98

5.    If Amendment, Date of Original
      (Month/Year)

6.    Relationship of Reporting Persons to Issuer
                  (Check all applicable)

      _______ Director                          ______      10% Owner
        X     Officer (give title below)        ______      Other (specify
                                                            below)

      Vice President and Secretary

7.    Individual or Joint/Group filing (Check Applicable Line)

      ___X___ Form filed by One Reporting Person
      _______ Form filed by More than One Reporting Person

C/M:  11115.0000 446408.1

        TABLE I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.  Title of   2.  Trans-    3.  Trans-         4.  Securities Acquired (A)      5.  Amount of     6.  Ownership     7.  Nature of
    Security       action        action             or Disposed of (D)               Securities        Form:             Indirect
    (Instr.3)      Date          Code               (Instr.3, 4 and 5)               Beneficial        Direct (D)        Beneficial
                   (Month        (Instr.8)                                           ly Owned          or                Ownership
                   /Date/Year)                                                       at End of         Indirect
                                                                                     Month             (I)               (Instr. 4)

                                                                                     (Inst. 3          (Instr. 4)
                                                                                     and 4)
                            ------------------ ---------------------------------
                               Code        V      Amount      (A) or (D)    Price


Class A Common Stock   8/20/98   P                10,000         A           $1.50     28,500            D
Class A Common Stock   8/31/98   P                10,000         A           $1.125






                                SEC 1474 (7-96)                      Page 3

       TABLE  II - Derivative Securities Acquired, Disposed of, or Beneficially
              Owned (e.g., puts, calls, warrants, options, convertible securities)


1.  Title of       2   Conver-     3.  Trans-      4.  Transaction        5.  Number of Deriv-       6.  Date Exercisable and
    Derivative         sion or         action          Code                   ative Securities           Expiration Date
    Security           Exercise        Date                                   Acquired (A) or            (Month/Day/Year)
    (Instr.3)          Price of                        (Instr. 8)             Disposed of (D)
                       Deri-           (Month/Day/Year)
                       vative                                                 (Instr. 3, 4,
                       Security                                               and 5)
                                                  --------------------------------------------------------------------------------
                                                     Code         V           (A)           (D)        Date Exer-     Expiration
                                                                                                        cisable          Date
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------






1.  Title of       7.  Title and Amount of       8.  Price of      9. Number of       10.Ownership       11. Nature of
    Derivative         Underlying Security           Derivative    Derivative         Form of Deriva-    Indirect Bene-
    Security                                         Security      Securities         tive Security:     ficial Owner-
    (Instr.3)          (Instr.3 and 4)                             Beneficially       Direct (D) or      ship (Instr.
                                                     (Instr. 5)    Owned at End       Indirect (I)       4)
                                                                   of Month           (Instr. 4)

                                   (Instr. 4)
                  ------------------------------
                        Title       Amount or
                                    Number of
                                    Shares
--------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------




Explanation of Responses:




                                SEC 1474 (7-96)                      Page 4

              JOEL D. TALCOTT                           September 2, 1998
              **Signature of Reporting Person                 Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


                                SEC 1474 (7-96)                      Page 5